EXHIBIT 10.3

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE FORM

As used in this Employment Separation Agreement and Release Form (“Agreement”), the “Company” will mean CSX Corporation (“CSX”), CSX Transportation, Inc. (“CSXT”), and each reference to “the Company” will include CSX, CSXT and their respective subsidiaries, affiliates (including Consolidated Rail Corp.), successors and assigns.

WHEREAS, the Company adopted the CSX Corporation Section 16 Officer Severance Plan (“Plan”) for certain executives to provide severance protection to a critical class of Company employees during a transitional period for the Company;

WHEREAS, the Plan provides, among other things, that upon my separation of employment, in exchange for the execution and non-revocation of a full and complete release of all claims against the Company, I will receive additional benefits including an enhanced pension and separation payment;

WHEREAS, the Company and I entered into an Extension Agreement as of February 27, 2017 (the “Extension Agreement”), that, in relevant part requires either party to provide three weeks’ written notice of the intent to terminate my employment; and

WHEREAS, the Company has acknowledged that I have met the eligibility criteria under the Plan;

This Agreement sets forth the agreement between myself and the Company with respect to my separation from employment.

1.    Resignation. Through and until November 15, 2017, I understand that I will remain in my current role and maintain my responsibilities as Executive Vice President, Law & Public Affairs, General Counsel and Corporate Secretary. Effective November 15, 2017, I shall retire from my position and any other elected, appointed or other positions held within the Company. In exchange for my commitments and undertakings in this Agreement, I will continue in the employ of the Company, at the same rate of pay and benefits, in an advisory role from November 16, 2017 through February 15, 2018 (“Separation Date”), during which time I may be asked to render services for the Company. Regardless of whether I render such services, I understand that I will be entitled to the separation benefits set forth in this Agreement. The Company and I have agreed that the execution of this Agreement shall constitute written notice under the Extension Agreement and has been given at least three weeks prior to my Separation Date and that no further notice shall be required thereunder.

2.    Release of Claims.

a.    I unconditionally and irrevocably release the Company, and all of its past and present officers, directors, employees, agents, representatives, assigns, attorneys, insurers, subsidiaries, affiliates, predecessors, benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates and agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Paragraph (hereinafter the “Released Parties”) from any and all known or unknown claims, charges, promises, actions, or similar rights that I presently may have (“Claims”), including but not limited to, those relating in any way to my employment, or to my separation from employment with the Company as described in Paragraph 1 above, except for any rights and claims expressly specified in Paragraph 2.b and the payment(s) and benefits described in Paragraph 6. This includes a release of any rights or claims, if any, that I may have under the Age Discrimination in Employment Act (“ADEA”), as amended, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991, which requires equality in contractual relations without regard to race or national origin; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, as amended, which prohibits discrimination against qualified individuals with disabilities; the Rehabilitation Act of 1973, which prohibits discrimination against the handicapped; the Employee Retirement Income Security Act; the Fair Labor Standards Act; the Family and Medical Leave Act; Executive Order 11246; the Genetic Information Nondiscrimination Act; the Federal Employers’ Liability Act; the Sarbanes-Oxley Act; the Dodd–Frank Wall Street Reform and Consumer Protection Act; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release of any rights or claims I may have under the Worker Adjustment and Retraining Notification Act, its equivalent under state law, or any similar law that requires, among other things, that advance notice be given of certain workforce reductions. This also includes a release of any rights or claims I may have for wrongful discharge; breach of contract, whether express or implied; termination of employment in violation of any public policy; any other tort or contract claim; any claim for labor protection, whether under conditions imposed by the Surface Transportation Board, its predecessor, or any labor agreement; any claim under any workers’ compensation law or any other claim for personal injury; and any other claim for relief of any nature.

b.    This Agreement does not prohibit the following rights or claims: (1) claims that first arise after I sign the Agreement or which arise out of or in connection with the interpretation or enforcement of the Agreement itself; (2) my rights, protections and claims for indemnification as a former officer of the Company under the Articles and Bylaws of the Company, pursuant to applicable state law, and my rights, protections and claims under any Company insurance policies covering the indemnification of officers or employees of the Company in connection with their employment or duties with the Company; (3) my right to file a charge or complaint with the EEOC or similar federal or state agency, or my ability to participate in any investigation or proceeding conducted by such agency, except I agree and understand that I will not seek or accept any personal relief including, but not limited to, an award of monetary damages or reinstatement to employment, in connection with such a charge or claims; and (4) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute. If it is determined that any claim covered by this Agreement cannot be waived as a matter of law, I expressly agree that the Agreement will nevertheless remain valid and fully enforceable as to the remaining released claims. Nothing in this Agreement is intended to prohibit or interfere with my right to participate as a complainant or witness in a governmental agency investigation (including any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the company. I am waiving, however, my right to any monetary recovery or relief should the EEOC, U.S. Department of Labor or similar federal or state agency pursue any claims on your behalf that are purportedly released by this Agreement. For the avoidance of doubt, nothing herein prevents me from receiving any whistleblower award.

c.    By signing this Agreement, I understand that as part of the Agreement above, I voluntarily and knowingly waive any and all of my rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed prior to the date I sign the Agreement. However, I am not waiving any future rights or claims under the ADEA or Title VII of the Civil Rights Act for actions arising after the date I sign this Agreement.

3.    Changes to Medical Benefits. I understand that the Company, in its sole discretion, retains the right at any time for any reason to amend, terminate or charge for welfare benefit plans, including without limitation medical benefits, and that any such benefits to which I am now entitled or to which I may become entitled in the future are subject to such right.

4.    Knowing and Voluntary Release. I understand that I am releasing Claims that I may not know about, and that is my knowing and voluntary intent. I expressly waive all rights I might have under any law that is intended to prevent unknown claims from being released. I understand the significance of doing so.

5.    Withdrawal of Pending Claims; Consequences.

a.    Pursuit of Released Claims. I agree to withdraw all lawsuits, if any, against any Released Party, and I represent that I will not file any lawsuit against any Released Party based on the claims released under this Agreement. I promise not to seek any damages, remedies or other relief for myself personally with respect to any claim purportedly released by this Agreement. I promise to request any administrative agency or other body assuming jurisdiction of any lawsuit, complaint, or charge seeking damages, remedies, or other relief for me to cease pursuing the action on my behalf, except as otherwise provided in Paragraph 2.b above. However, I understand that nothing contained in this Paragraph 5 precludes me from challenging the validity of this Agreement under the ADEA, and this Paragraph 5 shall not apply to ADEA claims to the extent, if any, prohibited by applicable law.

b.    Consequences of Violating Promises. I agree to pay the reasonable attorneys’ fees, costs, and expenses and any damages the Released Parties may incur as a result of my filing a lawsuit against any Released Party based on the claims released under this Agreement. However, this Paragraph 5.b does not apply to the assertion of claims under the ADEA.

6.    Severance Payments and Benefits.

a.    Severance Payment. I understand that I will receive severance pay that is above and beyond any remuneration for the performance of services, benefit plan payments or any other amounts to which I am otherwise entitled and which is in lieu of any payments under any other severance pay plan of the Company, including, for the avoidance of doubt, my Change of Control Agreement dated February 7, 2017, and I agree that I will not make any claim for additional severance pay under those plans. I understand that under the Plan I will receive severance pay equivalent to two (2) times my current base salary plus 100% of my Target Incentive Opportunity (“TIO”) under the Company’s Management Incentive Compensation Plan

(“MICP”) as set forth on the “Individual Statement of Severance” that I received from the Company and is incorporated as Exhibit 1 to this Agreement (my “Severance Pay”). I have reviewed Exhibit 1 carefully, and I attest that it accurately states my salary and TIO. I understand that I will receive my Severance Pay in a single lump sum payment after my Separation Date, as of the next payroll date following my execution and non-revocation of a subsequent release covering the period between the date hereof and my Separation Date on terms consistent with the release provisions of this Agreement. I understand that the Company will withhold appropriate amounts for federal, state and local income and employment taxes and all other legally required withholdings from my Severance Pay.

b.    Pension Enhancement. I understand that I will receive a pension enhancement that is above and beyond any benefit under the CSX Pension Plan to which I am otherwise entitled. This enhancement shall be in the form of three (3) additional years of age and two (2) additional years of service. I understand that the additional age and service will count towards my eligibility to retire and the calculation of benefits to which I will be entitled under the terms of the CSX Pension Plan Summary Plan Description Traditional Formula or Cash Balance Benefit, as applicable.

c.    2017 MICP. I understand that I will be eligible for an MICP bonus for 2017 in the event such bonuses are awarded to other employees of the Company and subject to the terms of such program, based on my target incentive opportunity, company performance for 2017 and my regular earnings through and including December 31, 2017. I understand that my 2017 MICP bonus will be paid 200% of my TIO. “Regular earnings” does not include my Separation Pay paid under the Plan. My 2017 MICP bonus will be paid to me in a lump sum at the same time 2017 MICP bonuses are paid to other employees whose employment has not terminated, subject to appropriate withholding of amounts for federal, state and local income and employment taxes and all other legally required withholdings.

d.    2018 MICP. I understand that I will be eligible for a pro-rata MICP bonus for 2018 (inclusive of my service through my Separation Date) in the event such bonuses are awarded to other employees of the Company and subject to the terms of such program, based on my target incentive opportunity, company performance for 2018 and my regular earnings through and including my Separation Date. “Regular earnings” does not include my Separation Pay paid under the Plan. My 2018 MICP bonus will be paid to me in a lump sum at the same time 2018 MICP bonuses are paid to other employees whose employment has not terminated, subject to appropriate withholding of amounts for federal, state and local income and employment taxes and all other legally required withholdings.

e.    Long Term Incentives (“LTIs”).

(i)    Performance Award: I understand that I will be eligible for a prorated amount of outstanding performance awards I may have based on service through my Separation Date under the 2015-2017, 2016-2018 and 2017-2019 Long Term Incentive Plans (“LTIPs”) in the event these awards are made to other employees of the Company, subject to the terms of those plans. Any pro-rata LTIP award will be made at the time such awards are made to other employees of the Company. I understand that I will not be eligible for any 2018 LTI awards.

(ii)    Restricted Stock Units (RSUs): I understand that I will be eligible for prorated vesting, based on service through my Separation Date, of any outstanding RSUs I may have that were granted in February 2015, February 2016 and February 2017. RSUs granted in February 2015, February 2016 and February 2017 will be issued in February 2018, February 2019 and February 2020, respectively. I understand that I will not be eligible for any 2018 LTI awards.

(iii)    Stock Options: I understand that I will be eligible for a prorated vesting, based on service through my Separation Date, of any outstanding stock options I may have that were granted in February 2016 and February 2017. I understand that these prorated stock options will become exercisable on February 10, 2019 and February 22, 2020, respectively. I will have until February 10, 2026 to exercise any vested stock options under the February 2016 grant and until February 22, 2027 under the February 2017 grant. I understand that I will not be eligible for any 2018 LTI awards.

f.    Outplacement/Financial and Tax Planning Services. I understand that I shall be eligible for outplacement, financial services and tax planning services through an organization designated by the Company. I understand that I must initiate these services on or before July 31, 2018.

7.    Cooperation. I shall cooperate with and assist the Company with any dispute, proceeding, arbitration, investigation or litigation involving the Company in which I have knowledge or involvement as a result of my employment with the Company. I acknowledge that the demands of such proceedings are not necessarily within the control of the Company and agree that notwithstanding any other provision of this Agreement, I will make myself available to the extent possible and will advise the Company immediately in writing of any contacts from third-parties to me in connection with such proceedings.

8.    Return of Property. I have returned, or I agree to return all property belonging to the Company, including without limitation all keys, credit cards, manuals, computers, equipment and software, records, data, plans, customer lists, computer programs and related documentation or other documents or materials of any nature that are in my possession or control that I obtained from the Company or compiled or produced for the Company during my employment and any and all copies thereof, which shall include all confidential and/or proprietary information as described in Paragraph 18 of this Agreement.

9.    No Admission of Liability. It is understood and agreed that this Agreement and the furnishing of the consideration for this Agreement shall not be deemed or construed at any time for any purpose as an admission of liability or violation of any applicable law by the Released Parties. Liability for any and all claims is expressly denied by the Released Parties.

10.    Successors. I agree that all of the provisions of this Agreement are binding upon my heirs, executors, administrators and assigns. I understand that by signing this Agreement I am not giving up any rights I currently have under the CSX Pension Plan or CSXtra.

11.    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application; and to this end the provisions of this Agreement are declared to be severable.

12.    Consideration Period. The Company advised me to take this Agreement home, read it, and carefully consider all of its terms before signing it. I acknowledge that I was given a period of twenty-one (21) days to review and consider this Agreement, and that I was encouraged to consult an attorney before signing it. I understand that I may use as much or all of this 21-day period as I wish prior to signing and have done so. I further acknowledge that at the beginning of this 21-day period, I received a copy of the Plan.

13.    Revocation. I understand that I may revoke this Agreement within seven (7) days (the “Revocation Period”) after I sign it by written notice to:

CSX Human Resources

ATTN: Diana Sorfleet

500 Water Street, J400

Jacksonville, FL 32202

To constitute an effective revocation, the Company must in fact receive the written revocation by the close of business on the last day of the Revocation Period. Upon the expiration of the Revocation Period without receipt of such a statement, this Agreement will become effective and irrevocable. I understand that if I revoke this Agreement, I will not receive the payments or benefits described in this Agreement. If I do not revoke this Agreement, it will go into effect on the day after the Last Revocation Day, which will be the “Effective Date” of this Agreement.

14.    Non-Reliance. I represent that in signing this Agreement, I do not rely on nor have relied on any representation or statement not specifically set forth in this Agreement by any of the Released Parties with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement may not be changed orally, and any written change or amendment must be signed and accepted by the Company.

15.    Governing Law and Dispute Resolution Procedures. This Agreement will be governed, construed, and interpreted under the laws of the State of Florida and, where applicable, Federal law, without giving effect to principles of conflict of law thereof. Except as provided under paragraph 3 of Exhibit 2, any dispute or controversy arising under or in connection with this Agreement (including any exhibit to this Agreement) shall be settled exclusively by arbitration in the City of Jacksonville, Duval County, Florida in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. Judgement may be entered on the arbitrator’s award in any court having jurisdiction. Except as provided in paragraph 10 of Exhibit 2, each party shall bear its own fees and costs in relation to any such action and the parties shall evenly share the fees of the American Arbitration Association, provided, that if CSX does not substantially prevail in any arbitration proceeding, it shall pay and reimburse the full amount of the fees of the American Arbitration Association.

16.    Section 409A. It is intended that any amounts payable under this Agreement and the Plan will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject me to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly; provided, however, that the Companies and the other Released Parties shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by me due to any failure to comply with Section 409A of the Code. In furtherance thereof, the terms of this Agreement and the Plan, to the extent necessary, may be modified to be exempt from and so comply with Section 409A of the Code. All references in this Agreement to my separation of employment shall mean a separation from service within the meaning of Section 409A of the Code. Each payment under this Agreement as a result of the separation of my service shall be considered a separate payment for purposes of Section 409A of the Code.

17.    Restrictive Covenants. By signing this Agreement, I acknowledge and agree that I will abide by the non-competition and non-solicitation terms that are set forth in Exhibit 2 to this Agreement, which are hereby incorporated by reference into and are made part of this Agreement. I further acknowledge and agree that I must comply with the terms set forth in Exhibit 2 to receive the Severance Pay and benefits described in Paragraph 6 above. The restrictive covenants set forth in Exhibit 2 shall represent the sole non-competition and non-solicitation covenants applicable to me. Any other non-competition and non-solicitation covenants pertaining to my activities that I have agreed to with CSX or any of its affiliates or that I am otherwise subject to as a result of my employment with CSX (including, without limitation, that certain Noncompete Agreement between CSX and myself dated May 1, 2007) (collectively, the “Prior Restrictions”) are hereby terminated and shall hereafter be null and void. Except as set forth in Exhibit 2, CSX hereby waives any and all rights and claims that such Prior Restrictions should survive the execution of this Agreement or otherwise have any continuing application.

18.    Confidential Information/Restrictions on Use and Future Activities. The parties recognize that during my employment, I have learned trade secrets and other information confidential to the Company and that the Company would be substantially injured if the confidentiality of such information were not maintained. For the purposes of this Paragraph 19, “Confidential Information” means and includes every item of and all the contents of any discussions, documents, information, technology, procedures, customer lists, business plans, employee compensation data, pricing information, strategies, software, financial data, ideas and assumptions and all other material relating to or in connection with my employment with the Companies and their property, business methods and practices, suppliers and customers, other than that which is generally known to the public. To the extent that the Confidential Information comprises any written material or other material in a reproducible form by any means whatsoever, whether manual, mechanical or electronic, I will not copy, extract or reproduce the same by any means whatsoever, nor provide nor otherwise make such material available to any third party, nor use such Confidential Information for my own purposes.

I further acknowledge that during the course of my employment I may have become aware of communications or documents protected by the attorney client privilege or the work product doctrine, and that I am not entitled to waive such privilege or to disclose such information or communications to others, except as required by law and subject to conditions set forth herein.

I agree not to disclose to third persons such protected documents or Confidential Information without the prior consent of the Companies, whether for compensation or otherwise. I further agree not to use such documents or Confidential Information for any purpose detrimental to the Companies. I will at all times use your best possible reasonable efforts to ensure that any person to whom the Confidential Information is disclosed pursuant to this Agreement keeps the same secret and confidential and observes an obligation of confidentiality in relation to the matters specified in this Paragraph.

Notwithstanding the foregoing, and anything to the contrary in Exhibit 2 to this Agreement I acknowledge and understand that I have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits me from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and I may do so without notifying the Company. The Company may not retaliate against me for any of these activities, and nothing in this Agreement or otherwise requires me to waive any monetary award or other payment that I might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits me from notifying the Company that I am going to make a report or disclosure to law enforcement.

19.    Mutual Cooperation, Non-Disparagement. The parties mutually agree to conduct themselves with a spirit of harmony and mutual cooperation. I agree to refrain from expressing (or causing others to express) to any third party any derogatory or negative opinions concerning the Companies or their affiliates or their respective officers, directors, operations, services or employees. On behalf of itself, its officers and directors, the Company agrees to refrain from expressing (or permitting others to express) to any third party any derogatory or negative opinions concerning me or my service to the Company. Notwithstanding the above, nothing herein shall be construed to prevent or restrict me from responding truthfully to questions or requests as a part of an inquiry conducted by a court, government or law enforcement agency or in response to a subpoena or as otherwise required by law, or as otherwise expressly provided for in this Agreement.

Further, notwithstanding my separation, I agree that to the extent required by the Company at any time in the future, I will cooperate and provide information and assistance to the Company in any dispute, proceeding, arbitration, investigation or litigation involving the Company or its affiliates of which I have knowledge or involvement as a result of my employment with the Company, including providing whatever information I have available to the Company, their attorneys, agents or contractors, as well as meeting with the Company’s officials, attorneys, agents or contractors, if requested to do so. I expressly agree and understand that at the Company’s request I shall make myself available for meetings on reasonable terms as such meetings may be necessary to effectuate the business of the Company and/or to provide for the defense or representation of the Company in any dispute, proceeding, arbitration, investigation or litigation involving the Company or its affiliates. During any such activity, I will be reimbursed for reasonable and customary expenses in accordance with the Company’s Travel and Expense Reimbursement policies and procedures.

20.    Waiver of My Change of Control Agreement. The following provisions apply to any employee who is party to a Change of Control Agreement with the Company (a “CoC Agreement”). If I am party to a CoC Agreement, I understand and acknowledge that: (1) the CoC Agreement provides me severance benefits different, and in some respects more favorable, than the benefits being offered to me under the Program, (2) the CoC Agreement provides that these more favorable severance benefits will be provided to me if my employment is terminated prior to the date on which a change of control of the Company occurs if it is reasonably demonstrated that my termination of employment was at the request of a third party who has taken steps reasonably calculated to effect such change of control or otherwise arose in connection with or anticipation of the change of control, (3) the Company is undertaking the Program in the context of public events involving an activist investor’s attempts to place candidates on the Company’s board of directors and (4) if the activist investor succeeds in replacing a majority of the Company’s board of directors a change in control will occur. Notwithstanding the foregoing, I hereby waive any and all rights I have to benefits under the CoC Agreement in exchange for the severance benefits to be provided to me under the Program.

I HAVE CAREFULLY READ THIS AGREEMENT. I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT IT CONTAINS AN UNCONDITIONAL, GENERAL, AND VOLUNTARY RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT I MIGHT HAVE RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT WITH THE COMPANY. I ENTER INTO THIS AGREEMENT VOLUNTARILY, WITHOUT COERCION, AND BASED ON MY OWN JUDGMENT AND NOT IN RELIANCE UPON ANY REPRESENTATIONS, SUGGESTIONS OR PROMISES BY THE COMPANY, OTHER THAN THOSE CONTAINED HEREIN OR IN THE PLAN. I AM SIGNING THIS AGREEMENT VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL CLAIMS RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT AND THE TERMINATION OF MY EMPLOYMENT.

SECTION 16 OFFICER

Ellen M. Fitzsimmons
Section 16 Officer Name (Printed)

/s/ Ellen M. Fitzsimmons
Section 16 Officer Name (Signature)

November 14, 2017
Date

FOR CSX		FOR CSX

By:	/s/ E. Hunter Harrison	By:	/s/ Edward J. Kelly, III
Name (printed):	E. Hunter Harrison	Name (printed):	Edward J. Kelly, III
Title:	President and Chief Executive Officer	Title:	Chairman of the Board

Date:	November 14, 2017	Date:	November 14, 2017

EXHIBIT 1

Individual Statement of Salary and Severance

Employee Name:	Ellen Fitzsimmons
Title:	EVP Law & Public Affairs
Band/TIO:	30 / 90%
Annual Base Salary:	$625,000.00
MICP TIO (100%):	$562,500.00

Total Lump Sum Severance Pay: (2 × Base Salary plus Target MICP)	$1,812,500.00
2017 MICP TIO at 200%:	$1,125,000.00

Total Severance Pay and 2017 MICP:	$2,937,500.00
2018 MICP TBD:

Exhibit 1

EXHIBIT 2

Non-Competition and Non-Solicitation Agreement

This Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) is incorporated by reference into the Agreement to which it is attached.

Non-Compete and Non-Solicitation Covenants

•	For purposes of this Restrictive Covenant Agreement: (i), the phrase “any business which competes with CSX” shall include, but not be limited to any Class I railroad in the United States or Canada and any parent, subsidiary and affiliate of such Class I railroad and (ii) the phrase “designated competitor” shall mean Norfolk Southern Corporation and Genesee & Wyoming, Inc. and any other short-line railroad operator whose railroad business primary consist of operating railroads serving as short-line connections with the CSX rail network.

•	During my employment with CSX and for a period of eighteen (18) months following my Separation Date, unless I receive CSX’s advance written agreement as described below, I shall not, either directly or indirectly, either on my own behalf or on behalf of another person, partnership, company, corporation, or other entity, engage in or assist others in the following activities within the United States or Canada:

•	Soliciting, hiring, recruiting, or attempting to recruit, for any business that competes with CSX, any person employed or contracted by CSX in the four (4) months prior to my Separation Date in a capacity performing functions similar to the functions performed or managed by such solicited employee in the preceding two (2) years; provided, however, that the foregoing restrictions shall not apply to any former employee of CSX who: (i) is involuntarily discharged by CSX, other than for Cause, or (ii) voluntarily terminates for Good Reason, and shall not forbid the hiring of any person by any organization with which I am or may become associated, provided that I have not, directly or indirectly, aided or facilitated the recruitment of such person by the organization in any manner;

•	Soliciting, contacting, calling upon, communicating with or attempting to communicate with any of CSX’s customer(s) on behalf of any business which competes with CSX. To the extent that I maintained relationships with CSX’s customer(s) prior to employment with the Company, I expressly acknowledge that such relationship(s) has been meaningfully enhanced by CSX. For purposes of this provision, “CSX’s customers” are defined as persons, businesses or governments either currently doing business with CSX at the time of the solicitation or to which CSX provided services during the twelve (12) months immediately prior to my Separation Date;

•	Entering into, engaging in, being employed by, being connected to, consulting or rendering services for any designated competitor; or

Exhibit 2

•	Directly or indirectly becoming associated with (other than in a legal capacity) any labor union or organization or any law firm or other company, association, or person representing or seeking to represent employees of CSX or others adverse to CSX, in claims, lawsuits or any actions whatsoever against CSX, or seeking to take positions in other proceedings adverse to CSX, other than as required by a lawfully issued subpoena and as set forth in the last subparagraph of Paragraph 18 of the Agreement.

“Cause” means a relevant employee’s:

(a) willful and continued failure or refusal to substantially perform duties with the CSX or any of its affiliates (except where the failure results from incapacity due to physical or mental illness);

(b) willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to CSX or any of its affiliates; or

(c) violation of any CSX policy, or the commission of an act involving moral turpitude, in each case, that adversely affects the reputation or business of the CSX or any of its affiliates.

“Good Reason” means the occurrence of any one or more of the following events which occur without the relevant employee’s express written consent and with respect to which an objection by the employee to CSX (or the CSX relevant affiliate employing the employee) would reasonably be viewed as futile or such an objection is made and not addressed in a timely and curative manner:

(a) a material reduction in the relevant employee’s base salary;

(b) a reduction in the relevant employee’s job grade or title constituting a demotion;

(c) a substantial reduction in the relevant employee’s authority or substantial detrimental change in the employee’s duties which, in either case, represents a material demotion, regardless of whether the reduction or change is accompanied by an actual diminution of your title or grade level; or

(d) a change in the principal location of the relevant employee’s job or office, such that the employee will be based at a location that is 50 miles or more further from the employee’s principal job or office location immediately prior to the proposed change in the employee’s job or office.

I warrant and represent to CSX that my capabilities and experience are such that the restrictive covenants set forth in this paragraph will not prevent me from earning a livelihood and that I will be fully able to earn an adequate livelihood if any such restrictive covenants should be specifically enforced against me.

Exhibit 2-2

Remedies for Breach of Restrictive Covenants

•	I recognize that if I breach the non-solicitation and non-competition covenants of this Restrictive Covenant Agreement (the “restrictive covenants”), CSX will suffer irreparable injury, the value of which would be difficult, if not impossible, to ascertain. Accordingly, in addition to any other remedy which may be available to CSX, if I breach a restrictive covenant, the parties acknowledge and agree that CSX may seek injunctive relief from a court of competent jurisdiction pending the resolution of the matter pursuant to the procedures set forth in the Agreement, provided that CSX simultaneously files a bona fide claim supporting its claim of breach under the arbitration procedures of the Agreement and punctually pursues the resolution of that claim.

•	If I breach a restrictive covenant containing a specified term, the length of the covenant shall be extended by the period of time between the inception of such a breach and the date a court of competent jurisdiction enters an injunction restraining further breach of the covenant.

•	If an arbiter or a court reviewing an application for injunctive relief under paragraph 3 above determines that any of the restrictive covenants are overbroad, the parties shall agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

•	A waiver of any of my obligations under the restrictive covenants shall be ineffective unless it is set forth in writing and signed by me and the Vice President— Chief Human Resource & Diversity Officer for CSX Transportation.

•	I acknowledge that I previously agreed to the restrictive covenants and that but for my agreeing to comply with them, CSX would not have provided me with the incentive compensation opportunities I have been awarded or included me in the severance protections and benefits that I will receive under the Agreement. Accordingly, the existence of any claim by me against CSX shall not operate as a defense to CSX’s enforcement of any restrictive covenant against me. Furthermore, CSX’s waiver of one breach of this Restrictive Covenant Agreement by me does not constitute a waiver of any subsequent breach(es).

Assignment

•

CSX’s rights and obligations under this Restrictive Covenant Agreement shall inure to the benefit of and be binding upon CSX’s assignees and successors. I agree that this Restrictive Covenant Agreement may be assigned to any of CSX’s affiliates or subsidiaries without further notice or action. Any successor or assignee of CSX is authorized to enforce the restrictive covenants of this Restrictive Covenant Agreement as if the name of such successor or assignee

Exhibit 2-3

replaced CSX throughout this Restrictive Covenant Agreement. Since this Restrictive Covenant Agreement is personal to me, my obligations under this Restrictive Covenant Agreement may not be assigned or transferred to any other person. Notwithstanding the above, this Restrictive Covenant Agreement shall be null and void in the event a change in control event occurs as defined on the 2010 CSX Stock and Incentive Award Plan.

Savings Clause

•	If any provision(s) of this Restrictive Covenant Agreement is declared invalid or unenforceable, the other provisions of this Restrictive Covenant Agreement shall remain in full force and effect and shall be construed in a fashion which gives meaning to all of the other terms of this Restrictive Covenant Agreement. Any court or authority declaring any provision invalid or unenforceable shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to me, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

Governing Law and Procedures for Disputes

•	This Restrictive Covenant Agreement shall be construed and enforced in accordance with the governing law and dispute resolution procedures prescribed by the Agreement; provided, however, that in the event of any proceedings relating specifically to the terms of this Restrictive Covenant Agreement, the party that is deemed, in the judgement of the arbitrator, to be the party prevailing on the merits in such proceedings shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees, costs and expenses incurred in that proceeding, in addition to any other relief to which such prevailing party may be entitled.

Exhibit 2-4